DEBT SETTLEMENT AGREEMENT

This DEBT SETTLEMENT AGREEMENT (this “Agreement”) is dated March 10, 2015 (the “Effective Date”), by and between Leone Group, LLC (“LA”), American Capital Ventures, Inc. (“ACV”), Georgia Georgopoulos (“GG”), Catherine Cozias (“CC”), Trels Investments, Ltd. (“Trels”) (collectively the “Holders”) and Quint Media, Inc., a Nevada corporation (“QUNI”).

R E C I T A L S:

WHEREAS, LA is the owner of a portion, totaling $234,375.00 in principal and $44,327.05 of accrued and unpaid interest (the “LA Debt”), of six promissory notes, dated June 15, 2009, May 6, 2011, September 24, 2013, February 13, 2014, March 31, 2014, and July 15, 2014, originally issued by QUNI to Trels, in the original principal amounts of $50,000.00, $250,000.00, $100,000.00, $50,000.00, $75,000.00, and $100,000.00, respectively, which all currently bear interest at the rate of 7% per annum (the “Notes”), as well as a total of $147,877.215 of accounts payable by the Company (collectively, the “LA Debt”).

WHEREAS, ACV is the owner of a portion, totaling $234,375.00 in principal and $44,327.05 of accrued and unpaid interest, of the Notes, as well as a total of $147,877.215 of accounts payable by the Company (the “ACV Debt”).

WHEREAS, GG is the owner of a portion, totaling $53,547.61 in principal and $10,127.39 of accrued and unpaid interest (the “GG Debt”), of the Notes.

WHEREAS, CC is the owner of a portion, totaling $53,547.61 in principal and $10,127.39 of accrued and unpaid interest (the “CC Debt”), of the Notes.

WHEREAS, Trels is the owner of a portion, totaling $49,154.78 in principal and $9,296.58 of accrued and unpaid interest (the “Trels Debt”), of the Notes.

WHEREAS, the Holders and QUNI want to settle all of the outstanding debt of the Notes through the conversion of each of the Holders’ respective portions of the Notes into shares of restricted common stock of QUNI (“Common Stock”), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (“Securities Act”).

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, the parties mutually agree as follows:

1. Conversion of Note.

1.1 Conversion Price. As of the Effective Date, QUNI and the Holders agree to settle all of the outstanding debt owed under the Notes, and the Holders shall convert their respective portions of the Notes into shares of restricted Common Stock at the fixed conversion price of $0.003 (the “Settlement Price”) per share, which shall result in QUNI’s issuance of a total of 346,319.970 shares of restricted Common Stock (the “Shares”).

1.2 Pursuant to this Section 1, and upon the Effective Date, LA shall receive 142,193,090 shares of restricted Common Stock receive in exchange for the entirety of the LA Debt.

1.3 Pursuant to this Section 1, and upon the Effective Date, ACV shall receive 142,193,090 shares of restricted Common Stock receive in exchange for the entirety of the ACV Debt.

1.4 Pursuant to this Section 1, and upon the Effective Date, GG shall receive 21,225,001 shares of restricted Common Stock receive in exchange for the entirety of the GG Debt.

1.5 Pursuant to this Section 1, and upon the Effective Date, CC shall receive 21,225,001 shares of restricted Common Stock receive in exchange for the entirety of the CC Debt.

1.6 Pursuant to this Section 1, and upon the Effective Date, Trels shall receive 19,483,788 shares of restricted Common Stock receive in exchange for the entirety of the Trels Debt.

2. Representations and Warranties of QUNI.

2.1 Authorization. The execution, delivery and performance by QUNI of this Agreement and the performance of all of QUNI’s obligations hereunder have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by QUNI. This Agreement constitutes the valid and binding obligation of QUNI enforceable in accordance with its terms. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by QUNI will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, its Certificate of Incorporation or Bylaws or any agreement to which QUNI is a party or by which it or any of its properties is bound.

2.2 Issuance of Shares. The issuance and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of QUNI, and the Shares to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by the Company and will be fully paid and nonassessable.

2.3 Binding Obligation. Assuming the due execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of QUNI, enforceable against QUNI in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

3. Representations and Warranties of the Holders.

3.1 Authorization. Each of the Holders has full power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes a valid and legally binding obligation of each of the Holders, enforceable in accordance with their respective terms.

3.2 Restricted Securities. None of the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Holders understand that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4. Miscellaneous.

4.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

4.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

4.3 Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to conflict of laws).

4.5 No Waiver/Amendments. Any waiver by any party to this Agreement of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision respecting any future event or circumstance. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Holders and QUNI.

4.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.7 Costs. Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transaction contemplated thereby.

4.8 Survival of Terms. All representations, warranties and covenants contained in this Agreement or in any certificates or other instruments delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement and the Closing.

4.9 Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of any assignee, subject to the terms and conditions hereof.

4.10 Notices. Notices hereunder shall be given only by personal delivery, registered or certified mail, return receipt requested, overnight courier service, or telex, telegram, facsimile or other form of electronic mail and shall be deemed transmitted when personally delivered or deposited in the mail or delivered to a courier service or a carrier for electronic transmittal or electronically transmitted by facsimile (as the case may be), postage or charges prepaid, and properly addressed to the particular party to whom the notice is to be sent.

4.11 Headings. The headings used in this Agreement are for convenience only and shall not by themselves determine the interpretation, construction or meaning of this Agreement.

4.12 Attorneys’ Fees and Costs. In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys’ fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

4.13 First Rights of Refusal. At any time before the Company’s entrance into a definitive agreement for the effectuation of a merger or acquisition that results in a change of control of the Company, GG, CC, Trels, LA, and ACV shall have a first right of refusal to participate in any future financing sought by the Company, on a pro rata basis, with the maximum funding amount for each future financing for each respective party being in proportion to that respective party’s total ownership percentage of the Company at that time, which shall only be triggered after a total of $50,000.00 in the aggregate in funding is obtained by the Company subsequent to the effective date of this Agreement. In order to exercise this first right of refusal, GG, CC, and Trels shall confirm such intention to participate in the applicable future funding via e-mail communication to LA, ACV, and the Company within 5 business days following receipt of notice from LA, ACV or the Company that such funding shall occur, and provide the applicable funding on a pro rata basis within 10 business days, of GG, CC, and Trels’ first receipt of the applicable e-mail communication notifying them of such financing. However, this section does not apply to any securement of financing that is contingent upon or will close following the Company’s entrance into a definitive agreement for the effectuation of a merger or acquisition that results in a change of control of the Company.

4.14 Price Protection. If the Company, at any time before the Company’s entrance into a definitive agreement for the effectuation of a merger or acquisition that results in a change of control of the Company, issues shares of its common stock at a price per share below the Settlement Price, or issues a security convertible at a conversion price per share below the Settlement Price, taking into account any applicable price adjustments for a consolidation, recapitalization, or reorganization of the Company (the “Lower Issuance Price”), LA, ACV, GG, CC, and Trels shall have the right to receive additional shares of the Company’s common stock, without additional payment, such that the effective Settlement Price pursuant to this Agreement would be equal to the Lower Issuance Price. However, this section does not apply to any issuance of a security or securement of financing that is contingent upon or will close following the Company’s entrance into a definitive agreement for the effectuation of a merger or acquisition that results in a change of control of the Company.

4.15 Cross-Closing. The consummation of this Agreement is expressly conditioned upon the simultaneous closing of those certain debt purchase agreements between Trels Investments, Ltd. and Leone Group, LLC, American Capital Ventures, Inc., Georgia Georgopoulos, and Catherine Cozias, those certain stock purchase agreements between Constantin Dietrich, American Capital Ventures, Inc., and Leone Group, LLC, those certain stock purchase agreements between Joseph Carusone, American Capital Ventures, Inc., and Leone Group, LLC, those certain debt purchase and assignment agreements between Constantin Dietrich, Flawsome XLerator GmbH, Joseph Arcuri, Primoris Group, Inc., American Capital Ventures, Inc., and Leone Group, LLC, and that certain debt settlement agreement between the Company, Leone Group, LLC, American Capital Ventures, Inc., Georgia Georgopoulos, Catherine Cozias, and Trels Investments, Ltd. (the “Transactional Documents”).

IN WITNESS WHEREOF, the Holders and QUNI have caused this Agreement to be executed as of the day and year first above written.

HOLDERS:

LEONE GROUP, LLC

By:	/s/ Laura Anthony
Name:	Laura Anthony
Title:	Managing Member

AMERICAN CAPITAL VENTURES, INC.

By:	/s/ Howard Gostfrand
Name:	Howard Gostfrand
Title:	President

By:	/s/ Georgia Georgopoulos
Name:	Georgia Georgopoulos
E-mail Address: __________________

By:	/s/ Catherine Cozias
Name:	Catherine Cozias
E-mail Address: __________________

TRELS INVESTMENTS, LTD.

By:	/s/ B. Livadas
Name:	B. Livadas
Title:	Managing Member
E-mail Address: __________________

THE ISSUER:

QUINT MEDIA, INC.

By:	/s/ Constantin A. Dietrich
Name:	Constantin A. Dietrich
Title:	CEO